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                 [KRAMER, LEVIN, NAFTALIS & FRANKEL LETTERHEAD]



                               December 11, 1996


3-D Geophysical, Inc.
599 Lexington Avenue, Suite 4102
New York, New York 10022

        Re:  3-D Geophysical, Inc.: Registration Statement on
             Form S-1 (Registration No. 333-13665)

Dear Sirs and Mesdames:

        We have acted as counsel to 3-D Geophysical, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering 4,945,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), including up to 645,000 shares of common stock to be sold upon exercise of an over-allotment option granted by the Company to Smith Barney Inc., Rauscher Pierce Refsnes, Inc. and Simmons & Company International, as representatives of the several underwriters (the "Representatives"). The Shares are to be sold pursuant to an underwriting agreement to be entered into by and among the Company and the Representatives (the "Underwriting Agreement").
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KRAMER, LEVIN, NAFTALIS & FRANKEL
3-D Geophysical, Inc.
December 11, 1996


        As such counsel, we have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies. We have also relied on certificates of public officials and, as to matters of fact, statements and certificates of officers of the Company.

        Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Underwriting Agreement and as described in the prospectus forming a part of the Registration Statement (the "Prospectus"), will be validly issued, fully-paid and non-assessable shares of common stock of the Company.

        We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware.

        Arthur D. Emil, Esq., a director of the Company, is of counsel to this firm. Mr. Emil has been granted ten-year options to purchase an aggregate of 16,667 shares of Common Stock and owns 5,789 shares of Common Stock.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

        We are delivering this opinion to the Company, and no person other than the Company is entitled to rely upon it without our prior written consent.

                                        Very truly yours,
                                        KRAMER, LEVIN, NAFTALIS & FRANKEL